Exhibit 99.1

MAA
Centennial Park
Simpson

MAA

Earnings Release | Supplemental Data | First Quarter 2020

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5

Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2020 Acquisition Activity (Through March 31, 2020) & Investments In Unconsolidated Real Estate Entities

S-7
Debt and Debt Covenants as of March 31, 2020	S-8
Credit Ratings/Common Stock	S-10
COVID-19 Update	S-11
Investor Relations Data	S-12

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS

GERMANTOWN, TN, May 6, 2020/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended March 31, 2020.

Net Income Available for Common Shareholders

For the quarter ended March 31, 2020, net income available for MAA common shareholders was $35.7 million, or $0.31 per diluted common share, compared to $62.7 million, or $0.55 per diluted common share, for the quarter ended March 31, 2019. Results for the quarter ended March 31, 2020, included $27.6 million, or $0.24 per diluted common share, of non-cash expense related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares compared to $0.5 million of non-cash expense related to the embedded derivative in the preferred shares recognized in the quarter ended March 31, 2019

Core Funds from Operations (FFO) and FFO

Core FFO, which adjusts FFO for items that are not considered part of MAA’s core business operations, for the quarter ended March 31, 2020 was $191.2 million, or $1.62 per diluted common share and unit, or per Share, as compared to $177.3 million, or $1.50 per Share, for the quarter ended March 31, 2019. For the quarter ended March 31, 2020, FFO was $162.1 million, or $1.37 per Share, compared to $186.4 million, or $1.58 per Share, for the quarter ended March 31, 2019.  FFO results for the quarter ended March 31, 2020 included $27.6 million, or $0.23 per Share, of non-cash expense related to the fair value adjustment of the embedded derivative in the preferred shares as compared to $0.5 million of non-cash expense related to the embedded derivative in the preferred shares recognized in the quarter ended March 31, 2019.

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO and Core FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Our focus over the past few weeks has centered on a number of actions taken to protect and serve our residents and our associates during this time of unprecedented challenge. While there continues to be uncertainty as to when the U.S. economy will reopen and begin to recover, we believe MAA is in a strong position to work through the downturn.   The high quality of our properties diversified across the Sunbelt region, the strength of our operating platform and our balance sheet, and the commitment of our associates to serve all of our constituents, positions MAA to successfully work through the current challenge and drive higher value as the economy begins to recover.”

First Quarter 2020 Highlights

•

Property revenues from the Same Store Portfolio increased 4.2% during the first quarter of 2020 as compared to the same period in the prior year.  Results were driven by a 4.2% growth in Average Effective Rent per Unit for the Same Store Portfolio.

•	Property operating expenses for the Same Store Portfolio increased 3.2% during the first quarter of 2020 as compared to the same period in the prior year.
•	Net Operating Income, or NOI, from the Same Store Portfolio increased 4.8% during the first quarter of 2020 as compared to the same period in the prior year.
•	Resident turnover remained low as resident move outs for the Same Store Portfolio for the first quarter of 2020 was 47.3% on a rolling twelve month basis.
•

As of the end of the first quarter of 2020, MAA had seven properties under development, representing 2,108 units once complete, with a total projected cost of $489.5 million and an estimated $304.9 million remaining to be funded.

•

As of the end of the first quarter of 2020, MAA had two properties in their initial lease-up with physical occupancy averaging 82.6%.  One property is expected to stabilize in the second quarter of 2020 and the other property is expected to stabilize in the fourth quarter of 2020.

•	During the first quarter of 2020, MAA completed renovation of 1,440 units under its redevelopment program, achieving average rental rate increases of 9.4% above non-renovated units.

Recent Developments – COVID-19

In March of 2020, MAA began to take steps to respond to the COVID-19 pandemic. The health and well-being of MAA’s residents, associates and all who visit MAA’s properties are of highest priority. In these unprecedented times, MAA believes the best way it can help its residents is to work with those who have lost wages or compensation due to the COVID-19 pandemic so that they can remain in their homes.  MAA has offered these residents an amendment to their lease that provides payment flexibility of up to 60 days for April and May rent, waives late fees and interest charges under the lease and reflects MAA’s agreement not to pursue remedies for nonpayment of April and May rent under the original lease.

MAA’s on-site leasing offices have remained open on a virtual basis, operating with full staff to serve residents and prospective new customers.  MAA has encouraged its associates to wear face coverings at work and to practice appropriate social distancing while performing their job responsibilities.  To support its associates who have continued to work on-site on a daily basis, MAA has provided those associates with enhanced leave and sick time policies, enhanced flextime arrangements and additional COVID-19 paid time off, among other benefits.  In addition, MAA has made modifications to its health and retirement plans to assist all of its associates and their families during this time of crisis.  Work is currently underway to ensure that MAA is prepared to seamlessly return to normal operations as governmental orders, directives and policies allow.

MAA’s balance sheet remains very strong, with low leverage, significant availability from its unsecured revolving credit facility, and limited near-term debt maturities and funding obligations. Operating metrics for the months of April and May (through May 5, 2020) include the following:

•

Through May 5, 2020, combined, rent cash collections and promises to pay under lease amendments signed by residents financially impacted by COVID-19 represented 99.3% of billed rent for April 2020.  This compares to 99.4% average cash collections in 2019 as of the 5th day of the following month.  Rent cash collections represented 98.0% of billed April 2020 rent and promises to pay by financially impacted residents under lease amendments represented 1.3% of billed April 2020 rent.

•

Through May 5, 2020, combined, rent cash collections and promises to pay under lease amendments signed by residents financially impacted by COVID-19 represented 94.2% of billed rent for May 2020.  This compares to 92.6% combined collections of April 2020 rent at the same point in April and 94.3% cash collections of March 2020 rent at the same point in March 2020.   Rent cash collections represented 90.4% of billed May 2020 rent and promises to pay by financially impacted residents under lease amendments represented 3.8% of billed May 2020 rent.

•	Average Physical Occupancy for the Same Store Portfolio was strong at 95.4% for April 2020.

Additional metrics related to the impact of the COVID-19 pandemic on MAA’s business in April 2020 are included in the supplemental schedules accompanying this release.

First Quarter 2020 Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 4.2% during the first quarter of 2020 was primarily a result of a 4.2% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 2.6% during the first quarter of 2020.  Average Physical Occupancy for the Same Store Portfolio was 95.7% for the first quarter of 2020, as compared to 95.9% in the same period in the prior year.  Property operating expenses increased 3.2% for the first quarter of 2020 as compared to the same period in the prior year. This resulted in Same Store NOI growth of 4.8% for the first quarter of 2020 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity

As of the end of the first quarter of 2020, MAA had seven development communities under construction.  Total development costs for the seven communities are projected to be $489.5 million, of which an estimated $304.9 million remained to be funded as of the end of the first quarter of 2020.  The expected average stabilized NOI yield on these communities is 6.2%. During the first quarter of 2020, MAA funded $42.2 million of construction costs on current and completed development projects.  MAA expects to complete construction for two of these developments in 2020, four in 2021 and one in 2022.

During the first quarter of 2020, two MAA multifamily apartment community expansion developments, Post Parkside at Wade III, located in Raleigh, North Carolina, and 1201 Midtown II, located in Charleston, South Carolina, completed their initial lease-up and moved into MAA's stabilized portfolio. As of the end of the first quarter of 2020, MAA had two apartment communities, representing a total of 350 units, remaining in initial lease-up: Sync 36 II, located in Denver, Colorado, and The Greene, located in Greenville, South Carolina.  Physical occupancy for these lease-up projects averaged 82.6% at the end of the first quarter of 2020.

Acquisition and Disposition Activity

In January 2020, MAA acquired a 22 acre land parcel located in the Austin, Texas market for future development.

MAA did not dispose of any apartment communities, land parcels or commercial properties during the three months ended March 31, 2020.

Redevelopment Activity

MAA continued its redevelopment program at select apartment communities throughout the portfolio.  During the first quarter of 2020, MAA redeveloped the interior of 1,440 units at an average cost of $6,008 per unit, achieving average rental rate increases of 9.4% above non-renovated units.  In addition, during the first quarter of 2020, MAA installed SmartHome technology (mobile control of lights, thermostat and security, as well as leak monitoring) in 8,017 units at an average cost of approximately $1,350 per unit and an average rent increase of $25 per unit.  As of the beginning of the second quarter of 2020, both of these programs have been suspended as a result of the COVID–19 shelter-in-place government directives and will restart at a later date.

During the first quarter of 2020, MAA initiated more extensive upgrades and repositioning of ten properties involving renovations of amenity and common areas with targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8% beginning in calendar year 2021.  Repositioning work continues at five of these properties with plans to initiate work at the other five properties later this year as market conditions stabilize.

Capital Expenditures

Recurring capital expenditures totaled $14.6 million for the first quarter of 2020, or approximately $0.13 per Share, as compared to $12.6 million, or $0.11 per Share, for the same period in the prior year.  These expenditures led to Core Adjusted Funds from Operations, or Core AFFO, of $1.49 per Share for the first quarter of 2020, compared to $1.40 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the first quarter of 2020 were $27.9 million, as compared to $25.9 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $148.8 million for the first quarter of 2020, compared to $138.9 million for the same period in the prior year.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Financing Activities

As of March 31, 2020, MAA had approximately $931.8 million of combined cash and available capacity under Mid-America Apartments, L.P.’s unsecured revolving credit facility, net of commercial paper borrowings.  Mid-America Apartments, L.P. (referred to as MAALP) is MAA’s operating partnership.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the first quarter of 2020 were $118.3 million, as compared to $113.3 million for the same period in the prior year.

Balance Sheet

As of March 31, 2020:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 31.5%;
•	Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.8%;
•	91.1% of total debt was fixed against rising interest rates for an average of approximately 7.9 years; and
•	Unencumbered NOI was 90.6% of total NOI.

105th Consecutive Quarterly Common Dividend Declared

MAA declared its 105th consecutive quarterly common dividend, which was paid on April 30, 2020 to holders of record on April 15, 2020.  The current annual dividend rate is $4.00 per common share.

2020 Net Income per Diluted Common Share, Core FFO and Core AFFO per Share Guidance

As a result of the material change in broad economic conditions in the U.S., in late March MAA withdrew its calendar year 2020 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share.  At this point MAA is not providing quarterly or full year 2020 guidance for Net income per diluted common share, Core FFO per Share or Core AFFO per Share.  The supplemental schedules accompanying this release include an update on certain April 2020 operating and financial metrics as well as limited May 2020 operating data. The Company will continue to monitor conditions associated with efforts by federal, state and local governments to reopen the U.S. economy and will reestablish full year guidance as more information becomes available.

Supplemental Material and Conference Call

Supplemental data to this release can be found under the "Filings and Financials" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, May 7, 2020, at 9:00 AM Central Time.  The conference call-in number is 877-876-9173.  You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com.  MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of March 31, 2020, MAA had ownership interest in 102,105 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements regarding the potential impact of the COVID-19 pandemic on our business, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•

inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;
•	failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	changes in operating costs, including real estate taxes, utilities and insurance costs;
•	inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;
•	level and volatility of interest or capitalization rates or capital market conditions;
•	loss of hedge accounting treatment for interest rate swaps;
•	the continuation of the good credit of our interest rate swap providers;
•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•	the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•	significant decline in market value of real estate serving as collateral for mortgage obligations;
•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;
•	cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory developments;
•	extreme weather, natural disasters, disease outbreak and public health events;
•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;
•	compliance costs associated with numerous federal, state and local laws and regulations, including those costs associated with laws requiring access for disabled persons; and
•	other risks identified in this release and, from time to time, in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended March 31,
	2020	2019
Rental and other property revenues	$418,098	$401,178

Net income available for MAA common shareholders	$35,726	$62,738

Total NOI (1)	$264,926	$251,801

Earnings per common share: (2)
Basic	$0.31	$0.55
Diluted	$0.31	$0.55

Funds from operations per Share - diluted: (2)
FFO (1)	$1.37	$1.58
Core FFO (1)	$1.62	$1.50
Core AFFO (1)	$1.49	$1.40

Dividends declared per common share	$1.00	$0.96

Dividends/Core FFO (diluted) payout ratio	61.7%	64.0%
Dividends/Core AFFO (diluted) payout ratio	67.1%	68.6%

Consolidated interest expense	$43,482	$45,700
Mark-to-market debt adjustment	34	85
Debt discount and debt issuance cost amortization	(1,190)	(1,805)
Capitalized interest	1,391	388
Total interest incurred	$43,717	$44,368

Amortization of principal on notes payable	$1,740	$1,847

(1)

A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.

(2)	See the "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)

Dollars in thousands, except share price
	March 31, 2020	December 31, 2019
Gross Assets (1)	$14,236,426	$14,185,703
Gross Real Estate Assets (1)	$14,080,141	$13,996,700
Total debt	$4,483,693	$4,454,598
Common shares and units outstanding	118,338,319	118,313,567
Share price	$103.03	$131.86
Book equity value	$6,226,832	$6,303,590
Market equity value	$12,192,397	$15,600,827
Net Debt/Adjusted EBITDAre (2)	4.71x	4.71x

(1)	A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)

Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre and Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended March 31,
	2020	2019
Revenues:
Rental and other property revenues	$418,098	$401,178
Expenses:
Operating expense, excluding real estate taxes and insurance	91,368	89,793
Real estate taxes and insurance	61,804	59,584
Depreciation and amortization	126,388	122,789
Total property operating expenses	279,560	272,166
Property management expenses	14,643	13,842
General and administrative expenses	13,264	12,337
Interest expense	43,482	45,700
Loss on sale of depreciable real estate assets	29	13
Loss (gain) on sale of non-depreciable real estate assets	376	(8,963)
Other non-operating expense (income)	28,532	(119)
Income before income tax expense	38,212	66,202
Income tax expense	(667)	(641)
Income from continuing operations before real estate joint venture activity	37,545	65,561
Income from real estate joint venture	407	397
Net income	37,952	65,958
Net income attributable to noncontrolling interests	1,304	2,298
Net income available for shareholders	36,648	63,660
Dividends to MAA Series I preferred shareholders	922	922
Net income available for MAA common shareholders	$35,726	$62,738

Earnings per common share - basic:
Net income available for common shareholders	$0.31	$0.55

Earnings per common share - diluted:
Net income available for common shareholders	$0.31	$0.55

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended March 31,
	2020	2019
Net Income Shares (1)
Weighted average common shares - basic	114,111	113,726
Effect of dilutive securities	383	207
Weighted average common shares - diluted	114,494	113,933
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,176	117,837
Weighted average common shares and units - diluted	118,344	118,018
Period End Shares And Units
Common shares at March 31,	114,279	113,916
Operating Partnership units at March 31,	4,059	4,105
Total common shares and units at March 31,	118,338	118,021

(1)

For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, expected to be filed with the SEC on or about May 7, 2020.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	March 31, 2020	December 31, 2019
Assets
Real estate assets:
Land	$1,910,637	$1,905,757
Buildings and improvements and other	11,897,869	11,841,978
Development and capital improvements in progress	158,893	116,424
	13,967,399	13,864,159
Less: Accumulated depreciation	(3,080,449)	(2,955,253)
	10,886,950	10,908,906
Undeveloped land	34,548	34,548
Investment in real estate joint venture	43,686	43,674
Real estate assets, net	10,965,184	10,987,128

Cash and cash equivalents	34,508	20,476
Restricted cash	14,539	50,065
Other assets	141,746	172,781
Total assets	$11,155,977	$11,230,450

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,859,040	$3,828,201
Secured notes payable	624,653	626,397
Accrued expenses and other liabilities	445,452	472,262
Total liabilities	4,929,145	4,926,860

Redeemable common stock	11,267	14,131

Shareholders' equity:
Preferred stock	9	9
Common stock	1,140	1,140
Additional paid-in capital	7,170,148	7,166,073
Accumulated distributions in excess of net income	(1,160,944)	(1,085,479)
Accumulated other comprehensive loss	(12,934)	(13,178)
Total MAA shareholders' equity	5,997,419	6,068,565
Noncontrolling interests - Operating Partnership units	211,498	214,647
Total Company's shareholders' equity	6,208,917	6,283,212
Noncontrolling interest - consolidated real estate entities	6,648	6,247
Total equity	6,215,565	6,289,459
Total liabilities and equity	$11,155,977	$11,230,450

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended March 31,
	2020	2019
Net income available for MAA common shareholders	$35,726	$62,738
Depreciation and amortization of real estate assets	124,846	121,210
Loss on sale of depreciable real estate assets	29	13
Depreciation and amortization of real estate assets of real estate joint venture	152	145
Net income attributable to noncontrolling interests	1,304	2,298
Funds from operations attributable to the Company	162,057	186,404
Loss on embedded derivative in preferred shares (1)	27,638	524
Loss (gain) on sale of non-depreciable real estate assets	376	(8,963)
Loss from unconsolidated limited partnerships (1)	77	145
Net casualty loss (gain) and other settlement proceeds (1)	847	(1,544)
(Gain) loss on debt extinguishment (1)	(1)	8
Non-routine legal costs and settlements (1)	40	816
COVID-19 related costs (1)	196	—
Mark-to-market debt adjustment (2)	(34)	(85)
Core funds from operations	191,196	177,305
Recurring capital expenditures	(14,574)	(12,560)
Core adjusted funds from operations	176,622	164,745
Redevelopment capital expenditures	(13,948)	(12,445)
Revenue enhancing capital expenditures	(7,928)	(8,039)
Commercial capital expenditures	(395)	(1,419)
Other capital expenditures	(5,590)	(3,977)
Funds available for distribution	$148,761	$138,865

Dividends and distributions paid	$118,337	$113,271

Weighted average common shares - diluted	114,494	113,933
FFO weighted average common shares and units - diluted	118,344	118,018

Earnings per common share - diluted:
Net income available for common shareholders	$0.31	$0.55

Funds from operations per Share - diluted	$1.37	$1.58
Core funds from operations per Share - diluted	$1.62	$1.50
Core adjusted funds from operations per Share - diluted	$1.49	$1.40

(1)	Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Operating Income
Same Store NOI	$249,287	$250,971	$237,838
Non-Same Store NOI	15,639	16,059	13,963
Total NOI	264,926	267,030	251,801
Depreciation and amortization	(126,388)	(125,426)	(122,789)
Property management expenses	(14,643)	(13,816)	(13,842)
General and administrative expenses	(13,264)	(10,885)	(12,337)
Interest expense	(43,482)	(43,698)	(45,700)
(Loss) gain on sale of depreciable real estate assets	(29)	80,001	(13)
(Loss) gain on sale of non-depreciable real estate assets	(376)	2,787	8,963
Other non-operating (expense) income	(28,532)	(495)	119
Income tax expense	(667)	(882)	(641)
Income from real estate joint venture	407	444	397
Net income attributable to noncontrolling interests	(1,304)	(5,471)	(2,298)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)
Net income available for MAA common shareholders	$35,726	$148,667	$62,738

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	December 31, 2019
Net income	$37,952	$65,958	$338,613	$366,618
Depreciation and amortization	126,388	122,789	500,443	496,843
Interest expense	43,482	45,700	177,628	179,847
Income tax expense	667	641	3,721	3,696
EBITDA	208,489	235,088	1,020,405	1,047,004
Loss (gain) on sale of depreciable real estate assets	29	13	(80,971)	(80,988)
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	336	338	1,349	1,351
EBITDAre	208,854	235,439	940,783	967,367
Loss (gain) on embedded derivative in preferred shares (1)	27,638	524	9,228	(17,886)
Loss (gain) on sale of non-depreciable real estate assets	376	(8,963)	(2,708)	(12,047)
Loss (gain) from unconsolidated limited partnerships (1)	77	145	(3,022)	(2,954)
Net casualty loss (gain) and other settlement proceeds (1)	847	(1,544)	(999)	(3,390)
(Gain) loss on debt extinguishment (1)	(1)	8	244	253
Non-routine legal costs and settlements (1)	40	816	1,500	2,276
COVID-19 related costs (1)	196	—	196	—
Mark-to-market debt adjustment (2)	(34)	(85)	(205)	(256)
Adjusted EBITDAre	$237,993	$226,340	$945,017	$933,363

(1)	Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	March 31, 2020	December 31, 2019
Unsecured notes payable	$3,859,040	$3,828,201
Secured notes payable	624,653	626,397
Total debt	4,483,693	4,454,598
Cash and cash equivalents	(34,508)	(20,476)
1031(b) exchange proceeds included in Restricted cash (1)	—	(33,843)
Net Debt	$4,449,185	$4,400,279

(1)	Included in Restricted cash on the Condensed Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	March 31, 2020	December 31, 2019
Total assets	$11,155,977	$11,230,450
Accumulated depreciation	3,080,449	2,955,253
Gross Assets	$14,236,426	$14,185,703

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	March 31, 2020	December 31, 2019
Real estate assets, net	$10,965,184	$10,987,128
Accumulated depreciation	3,080,449	2,955,253
Cash and cash equivalents	34,508	20,476
1031(b) exchange proceeds included in Restricted cash (1)	—	33,843
Gross Real Estate Assets	$14,080,141	$13,996,700

(1)	Included in Restricted cash on the Condensed Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, loss or gain on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, loss or gain on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, loss or gain on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, loss or gain on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA's methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA, as defined above, excluding the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions.  FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA's definition of FFO is in accordance with NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for the respective period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

OTHER KEY DEFINITIONS (Continued)

Non-Same Store Portfolio

Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, communities that have undergone a significant casualty loss, and stabilized communities that do not meet the requirements defined by the Same Store Portfolio.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP's bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com